Exhibit 10.23

LEASE

THIS LEASE, dated the 23rd day of January, 2002, by and between KOJAIAN MD NORTH VERNON, L.L.C., a Michigan limited liability company, having an office c/o Kojaian Management Corporation at 39400 Woodward Avenue, Suite 250, Bloomfield Hills, Michigan 48304 (hereinafter referred to as “Landlord”), and METALDYNE SINTERED COMPONENTS OF INDIANA, INC., a Delaware corporation, having an office at 47603 Halyard Drive, Plymouth, Michigan 48170 (hereinafter referred to as “Tenant”).

WITNESSETH:

In consideration of good and valuable consideration, and the mutual covenants contained herein, and intending to be legally bound hereby, Landlord and Tenant hereby agree with each other as follows:

SECTION 1. Demised Premises: Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, all that certain tract, piece or parcel of land (hereinafter referred to as the “Land”), situated in the City of North Vernon, County of Jennings, and State of Indiana, more particularly described on Exhibit “A” annexed hereto and made part hereof, together with a building containing 135,500 square feet (hereinafter referred to as the “Building”) and any and all other existing and future improvements, appurtenances, right, title and interest of Landlord in and to any land lying in the bed of any street, road or highway (open or proposed) to the center line thereof, in front of or adjoining the Land and together with any strips and gores relating to the Land (all the foregoing hereinafter sometimes referred to as the “Demised Premises”).

SECTION 2. Term:

(a) The term of this Lease shall commence on the date hereof (hereinafter referred to as the “Commencement Date”) and expire on the expiration of the two hundred fortieth (240th) calendar month after the Commencement Date, unless extended or sooner terminated as herein provided.

(b) Tenant shall have the right to extend the Term for two (2) additional ten (10) year periods in accordance with the terms of that certain Master Lease Agreement between Landlord, Tenant and others of even date.

(c) As herein used, the term “Term” shall be deemed to include the initial term of this Lease provided for in Section 2(a) hereof and any extensions thereof pursuant to Section 2(b) hereof or otherwise.

(d) As used herein, the term “First Lease Year” shall be a period commencing on the Commencement Date and ending upon the expiration of the twelfth (12th) full calendar month of the Term and each subsequent “Lease Year” shall commence on the day immediately succeeding the last day of the preceding Lease Year and continuing for twelve (12) full calendar months thereafter.

SECTION 3. Rent:

(a) (i) Tenant covenants and agrees to pay Landlord for the Demised Premises, the Basic Rentals set forth in Sections 3(a)(ii) and (iii) hereof during the entire Term. In addition to such Basic Rental, and together therewith, Tenant shall pay to Landlord an asset management fee equal to one percent (1%) of such Basic Rental so paid.

(ii) For the First Lease Year, Basic Rental shall be Two Hundred Seventy-Eight Thousand Eight Hundred Eighty-Six and 00/100 Dollars ($278,886.00) per annum and prorata for the partial month, if any, during which the Commencement Date shall occur.

(iii) The Basic Rental for the second Lease Year and each Lease Year thereafter during the Term shall be the Basic Rental for the immediately preceding Lease Year, plus an amount equal to the product of the Basic Rental for the previous Lease Year and the percentage increase between the Base Index and the Index published for the first calendar month of such Lease Year. In no event shall the Basic Rental be reduced, notwithstanding a decrease in the Index for any year.

(iv) For purposes of the foregoing calculations, the term “Base Index” shall mean the “Consumers Price Index for all Urban Consumers (1982-84=100), U.S. City Average, All Items,” published by the United States Department of Labor Statistics (the “Index”) for the month during which this Lease commences. Following any increase in Basic Rental pursuant to this Section 3(a)(iii), the Base Index for future calculations shall be redefined as the Index published for the first calendar month of the Lease Year for which the Basic Rental has last been increased pursuant to Section 3(a)(iii) hereof. The Index for the first calendar month of any given Lease Year, if the Index is not published for such month, shall be the Index published for the month closest, but prior, to the first calendar month of such Lease Year. If the Index is not published by the Bureau of Labor Statistics or another governmental agency at any time during the Term, then the foregoing calculations shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority as selected by Landlord. Landlord shall notify Tenant of the increased Basic Rental for each Lease Year following determination of same by Landlord, and Tenant shall pay such increased Basic Rental for the applicable Lease Year in the manner set forth in this Section 3.

(b) The Basic Rental for the period between the Commencement Date and the end of the month in which the Commencement Date occurs and for the first full month of the Term shall be payable upon the Commencement Date. All Basic Rental per annum shall be payable by Tenant without offset or deduction, and without previous demand therefor in equal monthly installments on the first day of each and every calendar month during the Term, and shall be payable at the office of the Landlord set forth in Section 30 hereof or at such other place of which Landlord shall have given Tenant written notice at least thirty (30) days in advance.

(c) As herein used the term “Rent” shall be deemed to include the Basic Rental and all additional rent payable by Tenant to Landlord hereunder.

(d) The purpose and intent of this Lease is that the Basic Rental herein provided shall be an absolutely net return to Landlord and shall continue unreduced and unabated throughout the entire term of this Lease and that all Taxes (hereinafter defined), charges and costs of every kind and nature in connection with the maintenance, upkeep and preservation of the Demised Premises and of said leasehold interest and this Lease during the Term shall be borne and paid by Tenant as if Tenant were the owner of the Demised Premises during the Term.

SECTION 4. Use of Premises: The Demised Premises may be used only for industrial and office purposes in accordance with all applicable laws, and all lawful uses incidental thereto and for any other lawful purpose with the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5. Taxes and Utility Expenses:

(a) (i) Tenant shall, commencing on the Commencement Date and thereafter throughout the Term, as additional rent, pay and discharge punctually, as and when the same shall become due and payable, all taxes, special and general assessments, water rents, rates and charges, sewer rents and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary (herein referred to as “Taxes”), and each and every installment thereof which shall or may during the Term be charged, levied, laid, assessed, imposed, become due and payable, or liens upon or for or with respect to the Demised Premises or any part thereof, or any buildings, appurtenances or equipment owned by Tenant thereon or therein or any part thereof, together with all interest and penalties thereon, under or by virtue of all present or future laws, ordinances, requirements, orders, directives, rules or regulations of the Federal, State, County, Town and City Governments and of all other governmental authorities whatsoever (all of which shall also be included in the term “Taxes” as heretofore defined) and all sewer rents and charges for water, steam, heat, gas, hot water, electricity, light and power, and other service or services, furnished to the Demised Premises or the occupants thereof during the Term. In the event that any present or future enactment of the State in which the Demised Premises are located or any political subdivision thereof or any governmental authority having jurisdiction thereover imposes a tax and/or assessment of any kind or nature upon, against or with respect to the rents payable by Tenant hereunder or with respect to the Landlord’s or the individual’s or entities’ which form the Landlord herein, ownership of the land and buildings comprising the Demised Premises, and/or imposes a tax or surcharge of any kind or nature upon, against or with respect to the parking areas or the number of parking spaces in the Demised Premises, either in addition to or by way of substitution for all or any part of the taxes and assessments levied or assessed against such land and such buildings, then for the purpose of Section 5, the same shall be deemed “Taxes” and payable in full by Tenant.

(ii) With advance written notice to Landlord, to the extent that the same may be permitted by law, Tenant, at its sole cost and expense, shall have the right to apply for the conversion of any assessment for local improvements initially assessed during the Term in order to cause the same to be payable in annual installments, and upon such conversion and with respect to existing assessments which are so payable, Tenant shall pay and discharge punctually said installments as they shall become due and payable during the Term and prior to the expiration or earlier termination of the Term Tenant shall pay all installments which come due subsequent to the expiration or termination of the Term. Landlord agrees to permit the application for the foregoing conversion to be filed in Landlord’s name, if necessary, and shall execute any and all documents requested by Tenant to accomplish the foregoing result to the extent reasonably necessary.

(iii) Tenant shall be deemed to have complied with the covenants of this Section 5(a) if payment of such Taxes shall have been made either within any period allowed by law or by the governmental authority imposing the same during which payment is permitted without penalty or interest or before the same shall become a lien upon the Demised Premises, and Tenant shall produce and exhibit to Landlord satisfactory evidence of such payment as soon as practical.

(b) All such Taxes, other than assessments which have been converted into installments as set forth in Section 5(a)(ii) hereof, which shall become payable during each of the calendar or fiscal tax year, as the case may be, in which the Term terminates, shall be apportioned pro rata between Landlord and Tenant in accordance with the respective portions of such year during which the Term shall be in effect.

(c) (i) With advance written notice to Landlord, Tenant shall have the right to contest or review all such Taxes by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Tenant shall conduct promptly at its own cost and expense, and free of any expense to Landlord, and, if necessary, in the name of and with the cooperation of Landlord and Landlord shall execute all documents necessary to accomplish the forgoing to the extent reasonably necessary). Notwithstanding the foregoing, Tenant shall promptly pay all such Taxes if at any time the Demised Premises or any part thereof shall be subject to forfeiture, or if Landlord shall be subject to any criminal liability, arising out of the nonpayment thereof or if required by Landlord’s mortgagee of the Demised Premises.

(ii) The legal proceedings referred to in Section 5(c)(i) hereof shall include appropriate certiorari proceedings and appeals from orders therein and appeals from any judgments, decrees or orders. In the event of any reduction, cancellation or discharge, Tenant shall pay the amount finally levied or assessed against the Demised Premises or adjudicated to be due and payable on any such contested Taxes.

(iii) Landlord shall, at Tenant’s sole cost and expense, cooperate with Tenant to the extent reasonably necessary in obtaining all available real estate tax abatements and credits available with respect to the Demised Premises. Tenant shall keep Landlord reasonably advised as to the status of such proceedings.

(iv) Notwithstanding anything herein contained to the contrary, if such contest or review affects periods beyond the expiration date of this Lease, Landlord shall have the right to reasonably participate in such contest or review and approve the same, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) Landlord covenants and agrees that if there shall be any refunds or rebates on account of the Taxes paid by Tenant under the provisions of this Lease, such refund or rebate shall belong to Tenant (with an appropriate proration with respect to the last year of the Term). Landlord will, upon the request of Tenant, sign any receipts which may be necessary to secure the payment of any such refund or rebate, and will pay over to Tenant such refund or rebate as received by Landlord. Landlord hereby agrees upon request of Tenant to execute such instruments and to give Tenant such assistance in connection with such applications as shall be required by Tenant.

(e) Nothing herein or in this Lease otherwise contained shall require or be construed to require Tenant to pay any inheritance, estate, succession, transfer, gift, franchise, income or profit taxes, that are or may be imposed upon Landlord, its successors or assigns.

SECTION 6. Condition of Demised Premises:

(a) The parties acknowledge that the Demised Premises are the subject of a sale/leaseback transaction between Tenant, as seller/tenant, and Landlord, as purchaser/landlord. Therefore. Tenant acknowledges that it currently occupies the Demised Premises, accepts the Demised Premises in their current “as is”, “where is” condition and that Landlord shall not be required to make any renovations or improvements to the Demised Premises.

(b) Notwithstanding anything herein contained to the contrary, Tenant acknowledges that (i) Landlord has no responsibility to provide any services or utilities to the Demised Premises, (ii) Tenant is solely responsible therefor, and (iii) no interruption in any services and/or utilities shall give rise to any right to reduce or offset rent or for Tenant to terminate this Lease.

SECTION 7. Tenant’s Alterations or Improvement Work: Except as to exterior or structural improvements (hereinafter referred to as “Structural Work”) in and to the Building for which Landlord’s written consent is required, but shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right, but not the obligation, to improve, alter, and renovate the Demised Premises, at its sole cost and expense, in any manner which Tenant deems necessary or desirable to make the same fit and suitable for the conduct of its business operations (hereinafter referred to as “Tenant’s Alterations”). Tenant shall perform all work described in this Section 7 in accordance with all applicable laws, codes and ordinances and shall notify Landlord in advance of commencing such work and submit to Landlord, in advance, plans for any of Tenant’s Alterations for informational purposes but not approval (except with respect to Structural Work). With reference to Structural Work, Landlord shall have the right to approve plans and to subject such approval to the understanding that, upon vacation of the Demised Premises, Tenant shall leave on the Demised Premises any of such improvements which Landlord so identifies to Tenant at the time such approval is given. Notwithstanding anything herein contained to the contrary. Tenant shall remove from the Demised Premises those Tenant’s Alterations (other than any Structural Work that Landlord has required to remain pursuant to the immediately preceding sentence) that Landlord designates by written notice to Tenant at least sixty (60) days prior to the expiration of the Term; provided, however that upon Tenant’s written request with respect to any designated Tenant’s Alteration, Landlord shall advise Tenant in writing if Landlord will require removal of such designated Tenant’s Alteration and Tenant shall not be required to remove those which Landlord so notifies Tenant need not be removed. Tenant shall repair any damage caused by such removal. Upon the termination or earlier expiration of the Term, Tenant shall assign to Landlord any then existing warranties and/or guaranties relating to the Tenant Alterations and any other improvements to the Demised Premises.

SECTION 8. Tenant’s Property:

(a) Tenant shall have the right, at its sole cost and expense, without Landlord’s consent, to install, use, replace, substitute, and remove all trade fixtures, equipment and personal property owned or leased by it (herein referred to as “Tenant’s Property”). Any improvements made by Tenant to the Demised Premises (other than Structural Work) or any such trade fixtures, equipment and personal property owned or leased by Tenant and brought onto the Demised Premises subsequent to the Commencement Date shall constitute Tenant’s Property, subject to Sections 7 and 8(b) hereof. Upon the expiration, or earlier termination, of the Term, Tenant shall remove Tenant’s Property from the Demised Premises.

(b) Tenant and Landlord acknowledge that the items set forth on Exhibit “B” hereto and any replacements thereof are owned by Landlord (hereinafter referred to as “Landlord’s Property”) and are not Tenant’s Property; provided that such items are leased by Landlord to Tenant hereunder as part of the Demised Premises.

SECTION 9. Repairs and Operations:

(a) Notwithstanding anything herein contained to the contrary, Landlord shall not be required to make any repairs, replacements or improvements to the Demised Premises or to maintain or operate the same.

(b) (i) Tenant shall, at its sole cost and expense, perform all necessary maintenance, repairs and replacements and keep in good condition, replacement and repair the entire Demised Premises, including, without limitation, all structural portions of the Building, including the four outer walls, roof and roof membrane and foundation.

(ii) Tenant shall, at its sole cost and expense, operate and keep in good condition, replacement and repair all portions of the Demised Premises other than the Building, including operation of the parking and driveways, landscaped areas and utility systems.

(iii) If it shall be appropriate to replace any portion of the Demised Premises (including Landlord’s Property), Tenant may utilize the salvage value to offset the cost of such replacement; provided, however, Tenant shall not, without Landlord’s prior written approval, remove any building equipment and/or Landlord’s Property without replacing the same and if Landlord approved such removal without replacement, Landlord shall be entitled to any salvage value thereof.

SECTION 10. Requirements of Public Authority:

(a) During the Term, Tenant shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of the Federal, State, County, Town, Village and City Governments and of all the governmental authorities affecting the Demised Premises or appurtenances thereto or any part thereof whether the same are in force at the commencement of the Term or may in the future be passed, enacted or directed, and Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable counsel fees, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Section 10.

(b) Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant, or Landlord (if legally required), or both (if legally required), at Tenant’s sole cost and expense and without cost or expense to Landlord, the validity or application of any law, ordinance, rule, regulation or requirement of the nature referred to in this Section 10(b), to be complied with by Tenant, and, if by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith may legally be delayed pending the prosecution of any such proceeding, Tenant may delay such compliance therewith until the final determination of such proceeding; provided that:

(i) Landlord shall not be subject to criminal penalty or to prosecution for a crime nor shall the Demised Premises or any part thereof be subject to being condemned or vacated, by reason of noncompliance or otherwise by reason of such contest;

(ii) Tenant shall defend, indemnify and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such noncompliance or contest, including, without limitation, reasonable attorney’s fees and other reasonable expenses reasonably incurred by Landlord; and

(iii) Tenant shall keep Landlord reasonably advised as to the status of such proceedings.

(c) Landlord agrees to execute and deliver any appropriate papers or other instruments which may be necessary or proper to permit Tenant so to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement and to reasonably cooperate with Tenant in such contest, at Tenant’s sole cost and expense.

SECTION 11. Covenant Against Liens: If, because of any act or omission of Tenant, any mechanic’s lien or other lien, charge or order for the payment of money shall be filed against Landlord or any portion of the Demised Premises, Tenant shall, at its own cost and expense, cause the same to be discharged of record or bonded within thirty (30) days after written notice from Landlord to Tenant of the filing thereof; and Tenant shall indemnify and save harmless Landlord against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees, resulting therefrom.

SECTION 12. Access to Demised Premises:

(a) Landlord and Landlord’s agents and designees shall have the right, but not the obligation, to enter upon the Demised Premises at all reasonable times and, except in the case of emergency, upon reasonable notice to Tenant to examine the Demised Premises and to conduct environment testing, subject to Section 12(b) hereof. In addition, Landlord shall have the right to enter upon the Demised Premises at reasonable times and upon reasonable notice to Tenant to exhibit the Demised Premises to (i) prospective purchasers, existing lenders and prospective lenders, and (ii) during the last twenty-four (24) months of the Term, to prospective tenants. In exercising its rights pursuant to this Section 12, Landlord shall not unreasonably interfere with Tenant’s operations in the Building.

(b) Notwithstanding the provisions of Section 12(a) hereof, Landlord may perform environmental testing of the soil or groundwater on or under the Demised Premises without Tenant’s consent only if: (1) required under any applicable law or by a governmental agency; (2) required by a potential transferee or lender in connection with the proposed or actual transfer of any interest in, or financing involving, the Demised Premises; or (3) Landlord concludes in good faith that (A) a violation of an applicable law has or may have occurred or (B) the Demised Premises have or may have been adversely impacted by a release of Hazardous Substances, and such testing is warranted in connection with such matter.

SECTION 13. Assignment and Subletting:

(a) Except as expressly permitted pursuant to this Section 13, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, encumber or hypothecate this Lease or any interest herein or sublet the Demised Premises or any part thereof, or permit the use of the Demised Premises by any party other than Tenant. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant by operation of law without the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) If at any time or from time to time during the term of this Lease, Tenant desires to sublet all or any part of the Demised Premises or to assign this Lease, Tenant shall give notice to Landlord setting forth the proposed subtenant or assignee, the terms of the proposed subletting and the space so proposed to be sublet or the terms of the proposed assignment, as the case may be.

(c) In the event Tenant shall so sublet a portion of the Demised Premises, or assign this Lease, one-half (1/2) of all of the sums or other economic consideration received by Tenant as a result of such subletting or assignment whether denominated rentals or otherwise, under the sublease or assignment, which exceed in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such sublease) shall be payable to Landlord as additional rental under this Lease without affecting or reducing any other obligation of Tenant hereunder.

(d) Notwithstanding the provisions of Sections 13(a), (b) and (c) hereof, Tenant may assign this Lease or sublet the Demised Premises or any portion thereof, without Landlord’s consent and without paying any additional rent to Landlord pursuant to Section 13(c) hereof, to any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all or substantially all the assets or capital stock of Tenant as a going concern of the business that is being conducted on the Demised Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease in an agreement delivered to Landlord.

(e) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.

(f) In the event Tenant shall assign this Lease or sublet the Demised Premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorney’s fees and processing fees incurred in connection therewith.

SECTION 14. Signs:

(a) Tenant shall have the right to install, maintain and replace in, on or over or in front of the Demised Premises or in any part thereof such signs and advertising matter as Tenant may desire, and Tenant shall comply with any applicable requirements of governmental authorities having jurisdiction and shall obtain any necessary permits for such purposes and comply with the requirements, if any, of the industrial park or subdivision in which the Demised Premises is located. Tenant shall remove all of its corporate identity signs and advertising matter at the termination of this Lease and repair any material damage to the Demised Premises caused by the installation and/or removal thereof.

(b) For the period commencing twenty-four (24) months prior to the expiration date of the Term, Landlord, or its authorized agent, may place one (1) or more signs on the Demised Premises relating to the sale/lease of the Demised Premises.

SECTION 15. Indemnity:

(a) Tenant shall indemnify Landlord and its mortgagee and their respective officers, directors, stockholders, beneficiaries, partners, representatives, agents and employees, and save them harmless from and against any and all claims, actions, damages, liability, cost and expense, including reasonable attorney’s fees, in connection with all losses, including loss of life, personal injury and/or damage to property, arising from or out of (i) any occurrence in, upon or at the Demised Premises, (ii) the occupancy or use by Tenant of the Demised Premises or any part thereof, (iii) Tenant’s failure to comply with any provision of this Lease, or (iv) any act or omission of Tenant, its agents, contractors, suppliers, employees, servants, customers or licensees and any person or entity conducting business in the Demised Premises. In case Landlord or any other party so indemnified shall, without fault, be made a party to any litigation commenced by or against Tenant, or if Landlord, its mortgagee or any such party shall, in its sole discretion, determines that it must intervene in such litigation to protect its interest hereunder, including, without limitation, the incurring of costs, expenses and reasonable attorneys’ fees in connection with relief of Tenant ordered pursuant to the Bankruptcy Code (11 USC §101 et seq.), then Tenant shall protect and hold them harmless by attorneys reasonably satisfactory to Landlord and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by such party in connection with such litigation. Landlord and its mortgagee shall have the right to engage its own attorneys in connection with any of the provisions of this Section 15(a) or any other provision of this Lease, including, without limitation, any defense of Landlord or intervention by Landlord, notwithstanding any contract provisions or court decisions of the State in which the Demised Premises are located. The foregoing provisions of this Section 15(a) shall survive the expiration or earlier termination of the term of this Lease.

(b) Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, buildings or other improvements, or to any person or persons, at any time on the Demised Premises, including any damage or injury to Tenant or to any of Tenant’s officers, agents, servants, employees, contractors, customers or sublessees.

SECTION 16. Insurance:

(a) Tenant shall obtain and maintain, or cause to be obtained and maintained, pursuant to the terms of this Lease, at its sole expense, the following types of insurance coverage, with minimum limits as set forth below:

(i) Commercial General Liability covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and contractual liability—$1,000,000 each occurrence.

(ii) Business Automobile Liability covering all owned, hired, and non-owned vehicles—$1,000,000 each occurrence, including all statutory coverages, including non-owned and hired coverage for all states of operation.

(iii) Workers Compensation—statutory limits for all states of operation or a program of self-insurance complying with the rules and regulations of the appropriate state agency.

(iv) Employers Liability—$1,000,000 each employee for bodily injury by accident and $1,000,000 each employee for bodily injury by disease.

(v) Commercial Property Insurance covering the full replacement cost value of the Building, for “all risk” perils included in the standard special causes of loss form, earthquake and, if the Demised Premises is in a designed flood zone, flood, with rent and extended rent insurance covering twelve (12) months of Basic Rental and all additional rents. Such policy may be subject to a deductible not to exceed Ten Thousand Dollars ($10,000.00) per occurrence. In the event that the Demised Premises or the Improvements constitutes a legal nonconforming use under applicable building, zoning or land use laws or ordinances which are in affect at the time of loss or at the time of reconstruction, the policy shall include an ordinance or law coverage endorsement which will contain Coverage A: Loss Due to Operating of Law, Coverage B: Demolition Cost, and Coverage C: Increased Cost of Construction coverages. Each coverage, A, B & C, shall have a limit equal to $5,000,000 per occurrence.

(vi) Commercial Property insurance covering Tenant’s personal property including contents, fixtures, equipment, improvements and betterments for “all-risk” perils included in the standard special causes of loss form and flood and earthquake.

(vii) Boiler and Machinery Insurance covering the full replacement cost value of the Building and Tenant’s personal property including contents, fixtures, equipment, improvements and betterments against loss or damage from explosion of boilers or pressure vessels and mechanical and electrical breakdown. In the event that the Demised Premises or the Improvements constitutes a legal nonconforming use under applicable building, zoning or land use laws or ordinances which are in affect at the time of loss or at the time of reconstruction, the policy shall include an ordinance or law coverage endorsement which will contain Coverage A: Loss Due to Operating of Law, Coverage B: Demolition Cost, and Coverage C: Increased Cost of Construction coverages. Each coverage, A, B & C, shall have a limit equal to $5,000,000 per occurrence.

(viii) Business Interruption Insurance (including twelve (12) months’ rental income to Landlord) covering loss of profits and continuing expenses for interruptions caused by any occurrence covered by the Commercial Property and Boiler and Machinery Insurance.

(ix) Umbrella liability insurance in an amount not less than Fifty Million Dollars ($50,000,000.00) per occurrence underwritten under an occurrence policy format with the payment provision “on behalf of” the insured entity.

From time to time during the Term, at Landlord’s request, Tenant shall (i) procure, pay for and keep in full force or effect such other insurance as Landlord shall reasonably require, and (2) increase the limits of such insurance as Landlord shall reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type, use and location as the Demised Premises. Notwithstanding the foregoing, (1) in the event the insurance coverages and maximum deductibles which Tenant is required to maintain under this Section 16(a) as amended is not commercially available at any time during the Term, Landlord covenants and agrees that it shall in good faith negotiate with Tenant to review and reconsider such coverages and maximum deductibles for the purpose of adjusting the provisions and requirements of this Section 16(a) to reflect then current market conditions in the insurance industry with respect to coverage availability for properties similar to the Demised Premises, as such conditions are determined by Landlord in its business judgment, and (2) if Tenant is unable to obtain and/or maintain the amounts of insurance coverage and deductibles required under this Section 16(a) because, at the time in question, such coverage and deductibles are not commercially available, such inability shall not constitute an Event of Default so long as (A) Tenant has used, and continues to use, commercially reasonable efforts to obtain the coverage and deductibles required under Section 16(a), and (B) during such time period Tenant shall have obtained and continues to maintain such reasonable substitute or similar coverages as shall then be commercially available until such time as Landlord and Tenant shall have reached an agreement as to new minimum requirements under this Section 16(a).

(b) All policies of insurance procured by Tenant herein shall be written as primary policies, not contributing with nor in excess of coverage that Landlord may carry. If Tenant’s liability policies do not contain the standard separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage. Such insurance may be carried under blanket policies so long as the provisions of this Section 16 are complied with.

(c) All insurance provided for in this Section 16 shall be obtained under valid and enforceable policies and shall be issued by companies approved by Landlord and Landlord’s mortgagee and licensed to do business in the State where the Demised Premises is located. The insurance companies providing property insurance must have an AA-rating or better for claims paying ability assigned by Standard & Poors Corporation. The insurance carriers providing all other insurance must have an AM Best rating of A 10 or better unless otherwise approved by Landlord in writing. In the event that the Tenant fails to provide proof of insurance, Landlord may secure insurance and bill Tenant for the cost of the same.

(d) Tenant shall provide Landlord with a certificate of insurance evidencing compliance with the insurance requirements set forth in Section 16(a) hereof. Certificate(s) will provide that Landlord and Landlord’s mortgagee shall be each an additional insured on all liability policies (except Workers’ Compensation and Employers Liability) and loss payee on the property and boiler machinery policies. Lessee shall provide Landlord and Landlord’s mortgagee with twenty (20) days, prior written notice of any termination or material reduction in the amount or scope of coverage.

Such certificates shall be in a form acceptable to, and underwritten by insurance company(ies) reasonably satisfactory to Landlord and Landlord’s mortgagee. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant. The purchase of appropriate insurance coverage by Tenant or the furnishing of certificate(s) of insurance shall not release Tenant from its respective obligations or liabilities under this Lease. However, if the policies are financed, the property insurance must be on a separate contract and the finance company shall agree to give Landlord twenty (20) days notice of cancellation for failure to pay.

(e) The proceeds of all insurance described in Section 16(a)(v) and (vii) hereof shall be paid to Landlord, or if the Demised Premises are then covered by a mortgage to Landlord’s mortgagee, to be disbursed to Tenant for restoration in accordance with Section 18 hereof, pursuant to typical construction loan disbursement procedures of commercial banks.

SECTION 17. Waiver of Subrogation: All insurance policies carried by either party covering the Demised Premises, including but not limited to contents, fire and casualty insurance, shall expressly waive any right on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

SECTION 18. Destruction:

(a) In the event that, at any time during the term of this Lease, the Building or other improvements upon the Demised Premises (hereinafter referred to as the “Improvements”) shall be destroyed or damaged in whole or in part by fire or other cause, then Tenant shall cause the same to be repaired, replaced or rebuilt in accordance with the plans and specifications prepared by Tenant, subject to Landlord’s approval. Landlord shall not unreasonably withhold, condition or delay such approval and Landlord shall not have the right to make any revisions to such plans and specifications to accommodate future uses or tenants of the Demised Premises. Such restoration shall be completed within a period of time which, under all prevailing circumstances, shall be reasonable.

(b) If the insurance proceeds are insufficient for the restoration of the Demised Premises. Tenant shall deposit such insufficiency with Landlord, to be disbursed as provided in Section 16(e) hereof.

(c) There shall be absolutely no abatement in Basic Rental or any additional rent or charges provided in this Lease as a result of damage or destruction to the Demised Premises from any cause whatsoever.

SECTION 19. Eminent Domain:

(a) If all or substantially all of the Demised Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, then this Lease shall automatically terminate as of the date that possession has been taken, and Tenant’s obligation to pay Basic Rental and any additional rent shall cease. In the event twenty-five (25%) percent or more of the Building(s) and/or parking area on the Demised Premises are so taken (or so purchased), then Landlord or Tenant shall have the right, but not the obligation, to terminate this Lease by giving written notice of such termination to the other party on or prior to the date one hundred eighty (180) days after the date of such taking (or purchase), and, upon the giving of such notice of termination the Term shall expire and come to an end on the last day of the calendar month in which such notice shall be given, with the same force and effect as if said day had been originally fixed herein as the expiration date of the Term. In the event this Lease shall terminate or shall be terminated, the Basic Rental and all other rents and charges shall, if and when necessary, be adjusted to the day of the taking (or purchase) and neither party shall have any further rights or liabilities hereunder.

(b) Tenant shall not be entitled to any award or payment in lieu thereof; but Tenant may file a claim for any taking of personal property owned by Tenant, for Tenant’s moving expenses and any award to which Tenant may be entitled under applicable law which does not adversely affect Landlord’s award, but not the value of any leasehold interest which shall be paid in full to Landlord.

(c) In the event of a partial taking (or purchase) not resulting in the termination of this Lease, pursuant to the provisions of Section 19(a) hereof, Tenant shall expeditiously make all repairs to the Demised Premises affected by such taking (or purchase) to the extent necessary to restore the same to a complete architectural unit (to the extent permitted, however, taking into consideration the amount of Land remaining after any such taking or purchase). Landlord shall make the condemnation award received by it available to Tenant for restoration in accordance with Section 16(e) hereof. If the condemnation award is insufficient for the restoration of the Demised Premises, Tenant shall deposit such insufficiency with Landlord, to be disbursed as provided in Section 16(e) hereof.

(d) There shall be absolutely no abatement in Basic Rental or any additional rent or charges provided in this Lease as a result of any condemnation of any part of the Demised Premises, unless this Lease shall be terminated pursuant to this Section 19.

SECTION 20. Subordination:

(a) This Lease is and shall be subject and subordinate, at all times, to (i) the lien of any mortgage or mortgages which may now or hereafter affect the Demised Premises, and to all advances made or hereafter to be made upon the security thereof and to the interest thereon, and to any agreements at any time made modifying, supplementing, extending or replacing any such mortgages, and (ii) any ground or underlying lease which may now or hereafter affect the Demised Premises, including all amendments, renewals, modifications, consolidation, replacements and extensions thereof. Tenant shall attorn to any such mortgagee and/or ground or underlying lessor upon the date it acquires title to the Demised Premises. Tenant shall not have the right or option to terminate this Lease in the event title to the Demised Premises is acquired by such mortgagee or lessor. Notwithstanding the foregoing, at the request of the holder of any of the aforesaid mortgage or mortgages or the lessor under the aforesaid ground or underlying lease, this Lease may be made prior and superior to such mortgage or mortgages and/or such ground or underlying lease. Notwithstanding anything herein contained to the contrary, as a condition preceding to any subordination of this Lease, Landlord shall deliver to Tenant a nondisturbance agreement from Landlord’s mortgagee or ground lessor in commercially reasonable form. Attached hereto as Exhibit “C” is a copy of Landlord’s existing mortgagee’s Subordination, Non-Disturbance and Attornment Agreement which Tenant and Landlord’s mortgagee shall execute and deliver simultaneously with the execution and delivery of this Lease.

(b) At the request of Landlord. Tenant shall execute and deliver such further instruments as may be reasonably required to implement the provisions of this Section 20.

(c) If, as a condition of approving this Lease, Landlord’s mortgagee shall request reasonable modifications of this Lease, Tenant shall not unreasonably withhold or delay its agreement to such modifications, provided that such modifications do not increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

SECTION 21. Quiet Enjoyment: Tenant, upon paying the Basic Rental and additional rent and all other sums and charges to be paid by it as herein provided, and observing and keeping all covenants, warranties, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Demised Premises during the term of this Lease, without hindrance or molestation by anyone claiming by, through or under Landlord.

SECTION 22. Environmental Matters:

(a) As used in this Lease, the following terms shall have the following meanings:

(i) “Environmental Laws” means all federal, state or local statutes, regulations, ordinances, permits, orders, injunctions, judgments, or other governmental requirements whether now existing or hereafter enacted, amended, promulgated, or issued, related to pollution or protection of human health or the environment (including the atmosphere, soil, surface and groundwater, wetlands, stream sediments and vegetation), including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Substances.

(ii) “Hazardous Substances” means all substances, wastes, materials, pollutants or contaminants, including, without limitation, petroleum and petroleum products, asbestos-containing materials, and polychlorinated biphenyls, regulated by any Environmental Law.

(b) Tenant shall comply, and shall cause the Demised Premises and all activities thereon to comply, with all Environmental Laws now or hereafter in effect. Without limitation. Tenant shall obtain, maintain and comply with all permits, registrations, licenses and other authorizations required by the Environmental Laws.

(c) Tenant shall not cause or permit the release, abandonment, storage, dumping, discharging or disposal of any Hazardous Substances on the Demised Premises, except in compliance with applicable Environmental Law. Tenant shall not use, manage, handle, generate or transport or permit the use, management, handling, generation or transportation of Hazardous Substances on or from the Demised Premises except to the extent necessary for Tenant’s business operations and only in strict compliance with applicable Environmental Laws.

(d) Tenant shall not use or install, or allow the use or installation of, any underground tanks (except those listed on Exhibit “D” hereto, surface impoundments (except those currently used for stormwater control, and limited to such use), ponds or lagoons of any kind on the Demised Premises without Landlord’s prior written consent.

(e) Landlord shall not have any responsibility for, and Tenant shall be solely responsible for, all known and unknown: (i) violations of Environmental Law on or affecting the Demised Premises, regardless of whether such violation occurred before or during the term of this Lease; and (ii) Hazardous Substances and underground storage tanks on the Demised Premises in each case under (i) and (ii) which occurred or was first present on the Demised Premises before or during the term of this Lease.

(f) Upon receiving notice thereof, Tenant shall immediately: (i) notify Landlord in writing of all actual or alleged violations of Environmental Law and all actual or alleged releases of Hazardous Substances on or from the Demised Premises before or during the term of this Lease, regardless of whether caused by Tenant or another person; and (ii) at its sole expense, correct all such violations and take such corrective action with respect to such Hazardous Substances in a manner that meets the published industrial cleanup criteria of the governmental agency(ies) with jurisdiction over such matter and otherwise in accordance with all applicable Environmental Laws and repair all damage to the Demised Premises caused thereby. Tenant shall promptly provide Landlord with reasonable documentation sufficient to show Landlord that the requirements of the preceding sentence have been met. If Tenant fails to perform its obligations under this Section 22(f) in a reasonable manner, Landlord may perform such corrective action in a commercially reasonable manner at Tenant’s sole expense.

If the governmental agency(ies) with jurisdiction has not published such criteria, then Tenant shall negotiate with such agency(ies) the cleanup standards for the property in question: provided, however, that in no event may contamination be left in place that requires active or passive controls such as exposure barriers, containment measures or monitoring.

(g) Tenant shall indemnify, defend (with counsel acceptable to Landlord), and hold Landlord and its mortgagees harmless from and against any and all losses, damages, claims, liabilities or expenses, including reasonable attorney’s and consultant’s fees incurred under any Environmental Law, which are caused by or arise from: (i) any fact, circumstance, event or condition on the Demised Premises including, but not limited to, the presence on, in or under the Demised Premises of any Hazardous Substance or any underground storage tank; (ii) any violation of, or obligation arising under, any Environmental Law applicable to the Demised Premises or any activity thereon; and (iii) any Hazardous Substance on, in or under any real property other than the Demised Premises if the Hazardous Substance migrated through soil, surfacewater or groundwater or was transported for disposal to such property from the Demised Premises. Tenant’s duty to indemnify, defend and hold Landlord harmless with respect to the matters described in clauses (i), (ii) and (iii) of the preceding sentence applies only to matters described which occur before or during the term of this Lease, regardless of whether the matter is known or unknown. Tenant’s obligations under this Section 22(g) shall survive the expiration or earlier termination of this Lease.

SECTION 23. Defaults:

(a) The occurrence of any one or more of the following events (hereinafter referred to as “Events of Default”) shall constitute a breach of this Lease by Tenant: (i) if Tenant shall fail to pay the Basic Rental or any other sum when and as the same becomes due and payable and such failure shall continue for more than ten (10) days after written notice to Tenant; or (ii) if Tenant shall fail to perform or observe any other term hereof to be performed or observed by Tenant, such failure shall continue for more than thirty (30) days after notice thereof from Landlord, and Tenant shall not within such thirty (30) day period commence with due diligence and dispatch the curing of such default, or, having so commenced, shall thereafter fail or neglect to prosecute or complete with due diligence and dispatch the curing of such default; or (iii) if there shall be any default by Tenant (or any person or entity which is affiliated with Tenant) under any lease with Landlord (or any person or entity which is affiliated with Landlord) which shall not be remedied within the applicable grace period, if any, provided therefor under such lease; or (iv) if Tenant or any of its affiliates shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as insolvent or shall file a petition in any proceeding seeking any reorganization, arrangements, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or (v) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without the consent of acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated : or (vi) if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days.

(b) If, as a matter of law, Landlord has no right on the bankruptcy of Tenant to terminate this Lease, then, if Tenant, as debtor, or its trustee wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant’s part on the date of filing of the proceeding (such assurances being defined below). Tenant, as debtor, or the trustee or assignee must also furnish adequate assurances of future performance under this Lease (as defined below). Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure. Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months’ rent, including all other charges payable by Tenant hereunder, and, in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease, and that its use of the Demised Premises will not be detrimental to Landlord. In a reorganization under Chapter 11 of the Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within one hundred twenty (120) days from the filing of the proceeding, or he shall be deemed to have rejected and terminated this Lease.

(c) All amounts payable by Tenant to Landlord hereunder, if not paid when due, shall be subject to an administrative late charge of five percent (5%) of the amount due and, in addition, shall bear interest from the due date until paid at the rate equal to two percent (2%) in excess of the then current “prime rate” published in The Wall Street Journal, but not in excess of the legal rate.

SECTION 24. Remedies: If any of the Events of Default shall occur, then Landlord shall have the following remedies:

(a) Landlord at any time after the Event of Default, at Landlord’s option, may give to Tenant three (3) days’ notice of termination of this Lease, and in the event such notice is given, this Lease shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three (3) days, but Tenant shall remain liable for damages as provided in Section 25 hereof.

(b) Either with or without terminating this Lease, Landlord may immediately or at any time after the Event of Default or after the date upon which this Lease shall expire, reenter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and remove any and all of Tenant’s property and effects from the Demised Premises.

(c) Either with or without terminating this Lease, Landlord may relet the whole or any part of the Demised Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the expiration of this Lease, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. In the event of any such reletting, Landlord shall not be liable for the failure to collect any rental due upon any such reletting, and no such failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; and Landlord may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting such liability.

(d) Landlord shall have the right to recover the rental and all other amounts payable by Tenant hereunder as they become due (unless and until Landlord has terminated this Lease) and all other damages incurred by Landlord as a result of an Event of Default.

(e) The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.

SECTION 25. Termination upon Default: Upon termination of this Lease by Landlord pursuant to Article 24 hereof, Landlord shall be entitled to recover from Tenant the aggregate of: (a) the worth at the time of award of the unpaid rental which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the then reasonable rental value of the Demised Premises during such period; (c) the worth at the time of the award of the amount by which the unpaid rental for the balance of the term of this Lease after the time of award exceeds the reasonable rental value of the Demised Premises for such period; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above is computed from the date such rent was due or would have been due, as the case may be, by allowing interest at the rate of two percent (2%) in excess of the prime rate as published in The Wall Street Journal or, if a higher rate is legally permissible, at the highest rate legally permitted. The “worth at the time of award” of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Chicago at the time of award, plus one percent (1%).

SECTION 26. Landlord’s Right to Cure Defaults: All covenants, terms and conditions to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and without any abatement of rental. If Tenant shall fail to pay any sum of money, other than Basic Rental, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder and such failure shall continue for thirty (30) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs shall be deemed additional rental hereunder and shall be payable to Landlord on demand, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment thereof by Tenant as in the case of default by Tenant in the payment of Basic Rental.

SECTION 27. Attorneys’ Fees: If Landlord uses the services of an attorney in connection with (i) any breach or default in the performance of any of the provisions of this Lease, in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, or (ii) any action brought by Tenant against Landlord, or (iii) any action brought against Tenant in which Landlord is made a party, Tenant shall reimburse Landlord upon demand for any and all attorneys’ fees and expenses so incurred by Landlord.

SECTION 28. Waivers: Failure of Landlord or Tenant to complain of any act or omission on the part of the other party no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by Landlord or Tenant at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.

SECTION 29. Force Majeure: In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. This Section 29 shall not apply to any monetary obligation of Tenant or any obligation of Tenant to vacate the Demised Premises.

SECTION 30. Notices: Every notice, approval, consent or other communication authorized or required by this Lease shall not be effective unless same shall be in writing and sent postage prepaid by United States registered or certified mail, return receipt requested, or recognized overnight delivery service, directed to the other party at its address hereinabove set forth below, or such other address as either party may designate by notice given from time to time in accordance with this Section 30. Each such notice shall be effective upon receipt or refusal to accept delivery. The rent payable by Tenant hereunder shall be paid to Landlord at the same place where a notice to Landlord is herein required to be directed.

All notices to Landlord shall be addressed to:

Kojaian MD North Vernon, L.L.C.

c/o Kojaian Management Corporation

39400 Woodward Avenue, Suite 250

Bloomfield Hills, Michigan 48304

Attn: C. Michael Kojaian

All notices to Tenant shall be addressed to:

Metaldyne Sintered Components of Indiana, Inc.

c/o Metaldyne Company LLC

47603 Halyard Drive

Plymouth, Michigan 48170

Attn: Chief Financial Officer

With a copy to:

Jonathan A. Schaffzin. Esq.

Cahill Gordon & Reindel

80 Pine Street

New York, New York 10005

SECTION 31. Certificates: Each party shall, without charge, at any time and from time to time hereafter, within ten (10) days after written request of the other party, certify to the best of its knowledge by written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor as then continued; (c) as to the existence of any default thereunder; (d) as to the existence of any offsets, counterclaims or defenses hereto on the part of such other party; (e) as to the commencement and expiration dates of the Term; and (f) as to any other matters as may reasonably be so requested. Any such certificate may be relied upon by the party requesting it and any other person, firm or corporation to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party executing same.

SECTION 32. Governing Law: This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Indiana, excluding its choice-of-laws rules.

SECTION 33. Partial Invalidity: If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 34. Interpretation: Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The section headings used herein are for reference and convenience only, and shall not enter into the interpretation thereof. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The term “Landlord” whenever used herein shall mean only the owner at the time of Landlord’s interest herein, and upon any sale or assignment of the interest of Landlord herein, its successors in interest and/or assigns shall, during the term of their ownership, be deemed to be Landlord.

SECTION 35. Nonliability of Landlord:

(a) In the event Landlord hereunder or any successor owner of the Demised Premises shall sell or convey the Demised Premises, all liabilities and obligations on the part of the original Landlord or such successor owner under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner; provided such new owner assumes in writing all of Landlord’s obligations under this Lease, subject to the terms of this Lease. Tenant shall attorn to such new owner, provided it agrees to recognize Tenant’s rights under this Lease.

(b) If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and. if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only against the right, title and interest of Landlord in the Demised Premises and out of rents or other income from the Demised Premises receivable by Landlord (but in no event out of the consideration received by Landlord from the sale, refinancing or other disposition of all or any part of Landlord’s right, title and interest in the Demised Premises), and neither Landlord nor any of the members or partners of Landlord shall be personally liable for any deficiency.

SECTION 36. Entire Agreement: Except for said Master Lease Agreement, no oral statement or prior written matter shall have any force or effect. Landlord and Tenant each agrees that it is not relying on any representations or agreements other than those contained in this Lease. This Lease shall not be modified or cancelled except by writing subscribed by all parties. Nothing contained in this Lease shall affect in any manner Landlord’s or Tenant’s obligations and liability under the Purchase Agreement between Metaldyne Company LLC, et al, as Seller, and Kojaian Ventures, LLC, as Purchaser, dated December 21st, 2001.

SECTION 37. Parties: Except as herein otherwise expressly provided, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, successors, administrators and assigns.

SECTION 38. Holding Over: It is hereby agreed that in the event of Tenant holding over after the termination of this Lease, thereafter the tenancy shall be from month to month in the absence of a written agreement to the contrary, and Tenant shall pay to Landlord a daily occupancy charge equal to five percent (5%) of the Basic Rental for the last lease year (plus all other charges payable by Tenant under this Lease) for each day from the expiration or termination of this Lease until the date the Demised Premises are delivered in the condition required herein, and Landlord’s right to damages for such illegal occupancy shall survive.

SECTION 39. Security Deposit:

(a) Upon the execution of this Lease, Tenant has deposited with Landlord the “Deposit” in the amount of Sixty-Nine Thousand Seven Hundred Twenty-Two and 00/100 Dollars ($69,722.00). The Deposit shall be held by Landlord as security for the faithful performance by Tenant. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may, but shall have no obligation to, use, apply or retain all or any portion of the Deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Deposit, Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the deposit to the full amount thereof. Landlord shall not be required to keep the deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Deposit or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the Term, and after Tenant has vacated the Demised Premises. No trust relationship is created herein between Landlord and Tenant with respect to the Deposit.

(b) If the credit rating of Tenant’s Guarantor, Metaldyne Company LLC (hereinafter referred to as “Metaldyne”), as reported by Moody’s falls below “Ba 3” or as reported by Standard & Poors falls below “BB-” or Metaldyne is placed on a “watch list’’ other than as a result of an acquisition by either Moody’s and/or Standard & Poors or remains on a watch list after an acquisition for a period of six (6) months or more (hereinafter referred to as a “Trigger Event”), Tenant shall promptly notify Landlord and the Security Deposit shall be increased by Sixty-Nine Thousand Seven Hundred Twenty-Two and 00/100 Dollars ($69,722.00) (hereinafter referred to as the “Additional Deposit”), whether or not Tenant shall so notify Landlord. The Additional Deposit shall be deemed part of the Deposit and held and distributed in accordance with Section 39(a) hereof. If Landlord shall apply any portion of the Deposit to cure Tenant’s default, such amount shall reduce the Additional Deposit. Notwithstanding the foregoing, if

Metaldyne’s credit rating shall be raised by Moody’s to “Ba 3” or better and by Standard & Poors to “BB-’’ or better and Metaldyne shall be removed from such watch list, if any (or has been on such watch list as a result of an acquisition for less than six (6) months), such credit rating shall remain at such levels and Metaldyne shall not appear on such watch list(s) for six (6) consecutive months other than as a result of an acquisition and no Event of Default then exists (hereinafter referred to as the “Return Event”), Landlord shall return to Tenant the then remaining portion of the Additional Deposit. Each time the Additional Deposit has been returned to Tenant as aforesaid and a Triggering Event shall subsequently occur, Tenant shall so notify Landlord and again make such Additional Deposit, whether or not Tenant shall so notify Landlord, and if such Additional Deposit has been again made and a Return Event occurs, the balance of the Additional Deposit shall again be returned to Tenant.

(c) Alternatively, in satisfaction of the requirement set forth in the first sentence of Section 39(a), Tenant may deliver to Landlord a letter of credit in the amount of Sixty-Nine Thousand Seven Hundred Twenty-Two and 00/100 Dollars ($69,722.00) in the form set forth on Exhibit E attached hereto (hereinafter referred to as the “Initial Letter of Credit’’). Tenant shall no later than fifteen (15) days prior to the expiration of the Initial Letter of Credit or any subsequent replacement letter of credit, deliver to Landlord, pursuant to this Section 39(c), a replacement letter of credit (hereinafter referred to as the “Replacement L/C), substantially in the same form or such other form as shall be reasonably acceptable to Landlord. The Initial Letter or Credit and each Replacement L/C (hereinafter collectively referred to as the “Letter of Credit”) shall be issued by an Approved Bank, as hereinafter defined. The Letter of Credit shall be in effect from the date of this Lease through the Expiration Date. In the event any Letter of Credit requires a transfer fee or charge, Tenant shall immediately upon request reimburse Landlord for such amount. Upon satisfaction of the foregoing requirements, Tenant shall receive back its $69,722.00 cash deposit.

(d) Landlord may (but shall not be required to do so) draw down the Letter of Credit, up to the Applicable Amount, as hereinafter defined, only in accordance with this Section 39(d) and the provisions of the Letter of Credit and only if any of the following occur:

(i) Tenant shall fail to deliver to Landlord a Replacement L/C pursuant to Section 39(c) hereof, in which event Landlord shall hold the proceeds in trust as cash collateral in an interest bearing account in an Approved Bank. Tenant shall thereafter have the right to furnish a Replacement L/C, and upon the furnishing of such Replacement L/C. Landlord shall immediately turn over such cash collateral (including the interest earned thereon) to Tenant. While Landlord holds such cash collateral, it shall have the right to utilize the same to the extent necessary to cure Tenant’s default, under this Lease, provided if Landlord terminates this Lease as a result of Tenant’s default hereunder, Landlord shall be entitled to retain the entire amount of the cash collateral free of any such trust.

(ii) an Event of Default.

(e) For purposes of this Section 39, (i) “Applicable Amount” means (A) upon a drawing pursuant to Section 39(d)(i) hereof, the entire amount of the Letter of Credit and (B) upon a drawing pursuant to Section 39(d)(ii) hereof, the amount necessary to cure Tenant’s default, provided that if Landlord terminates this Lease, as a result of Tenant’s default hereunder, Landlord shall be entitled to draw the entire Letter of Credit, and (ii) “Approved Bank” shall mean a bank organized under the laws of the United States or any state of the United States, with capital and surplus in excess of One Hundred Million Dollars ($100,000,000).

SECTION 40. Broker’s Commission: Each of Tenant and Landlord represents and warrants to the other that there are no claims for brokerage commissions or finder’s fees in connection with this Lease, and agrees to indemnify the other and hold it harmless from all liabilities arising from any such claim arising from its acts, including, without limitation, the cost of attorneys’ fees in connection therewith. Such agreement shall survive the termination of this Lease.

SECTION 41. Financial Statements: Upon Landlord’s request, but not more frequently than once annually, Tenant shall promptly furnish Landlord with financial statements reflecting Tenant’s and Metaldyne’s current financial condition, which statements shall be audited, if available.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this lease as of the day and year first above written.

Signed:

KOJAIAN MD NORTH VERNON, L.L.C., a Michigan limited liability company

By:	KOJAIAN MD, L.L.C.,
a Michigan limited liability company Its: Manager

	By:	KOJAIAN VENTURES, L.L.C.,
a Michigan limited liability company Its: Manager

		By:	KOJAIAN VENTURES-MM,
INC., a Michigan corporation Its: Manager

			By:	/s/ C. Michael Kojaian
C. Michael Kojaian Its: President

(Landlord)

METALDYNE SINTERED COMPONENTS OF INDIANA, INC., a Delaware corporation

By:
		Its:	Vice President
(Tenant)

EXHIBIT A

LEGAL DESCRIPTION

Property situated in the City of North Vernon, County of Jennings and State of Indiana described as:

The South half of the Southeast quarter of Section 21, Township 7 North, Range 8 East in Jennings County, Indiana being more particularly described as follows: Commencing at the southwest corner of the Southeast Quarter of said section, said point being the point of beginning of this description; thence north 00 degrees 17 minutes 49 seconds west along the west line of the Southeast quarter 1348.41 feet to the northwest corner of said South half quarter section; thence south 89 degrees 52 minutes 19 seconds east along the north line of said half quarter section 2651.60 feet to the northeast corner of said South half quarter section; thence south 00 degrees 04 minutes 01 seconds west along the east line of said quarter section 1347.84 feet to the southeast corner of said Southeast quarter; thence north 89 degrees 53 minutes 00 seconds west along the south line of said Southeast quarter 2643.04 feet to the point of beginning, containing 81.930 acres, more or less.

EXHIBIT B

LANDLORD’S PROPERTY

INVENTORY OF EQUIPMENT

FACILITY ADDRESS:	Metaldyne Sintered
3100 N St. Hwy 3 North Vernon, IN 47265

BUILDING POINT OF CONTACT: Dennis Park

POINT OF CONTACT E-MAIL ADDRESS: dennispark@metaldyne.com

POINT OF CONTACT PHONE NUMBER: 812-346-0390

Bridge Cranes	8 – 3 ton bridge cranes
Jib Cranes	1 – 1/2 ton
Equipment Handling Equipment	4 – dock levelers
Other Equipment (Specify)

EXHIBIT C

FORM OF

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the      day of             , 200    , by and between LEHMAN BROTHERS HOLDINGS INC. doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., a Delaware corporation, having an office at 3 World Financial Center, 12th Floor, New York, New York 10285 (“Lender”), and having a principal place of business at                  (“Tenant”).

R E C I T A L S :

Lender is the present owner and holder of a certain mortgage and security agreement dated                 ,          (collectively, the “Security Instruments”) given by Landlord (defined below) to Lender which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”) and which secures the payment of certain indebtedness owed by Landlord to Lender evidenced by a certain promissory note dated                 .                 , given by Landlord (the “Note”);

Tenant is the holder of a leasehold estate in a portion of the Property under and pursuant to the provisions of a certain lease dated         .          20            , between                     , as landlord (“Landlord”), and Tenant, as tenant (the “Lease”); and

Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof, and Lender has agreed to grant non-disturbance to Tenant and its permitted subtenants and assigns under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

For good and valuable consideration. Tenant and Lender agree as follows:

1.	Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all Tenant’s right, title and interest under the Lease are and shall at all times continue to be subject and subordinate in all respects to the Security Instruments and to the lien thereof, including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Security Instruments had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2.

Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of or otherwise to enforce the Security Instruments or the sale of the Property. Tenant and any of its permitted subtenants shall not be named as a party therein unless such joinder shall be required by law; provided, however, such join shall not result in the termination of the Lease or disturb the Tenant’s or such subtenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument, including, but not limited to, Lender’s seeking the appointment of a receiver or accepting a deed in lieu of foreclosure or otherwise succeeding to the rights of Landlord under the Lease, shall be made subject to all rights of Tenant and its permitted assigns under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced (or is due to commence on , 20 ), pursuant to the provisions thereof, (b) Tenant or its permitted subtenants or assigns shall be in possession of the premises demised under the Lease (or will be taking possession within a reasonable time after the commencement of the Lease), (c) the Lease shall be in full force and effect, and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed after having received notice and the expiration of any applicable grace period. Nothing set forth in this Agreement is intended to or shall impair, diminish or affect the rights of Landlord to enforce any obligation of Tenant under the Lease or to take such action as is available to Landlord thereunder or under applicable law by reason of any default under the Lease beyond any applicable periods of notice and grace.

3.

Attornment. Lender and Tenant agree that if Lender shall succeed to the rights of Landlord under the Lease or shall become the owner of the Property by reason of the foreclosure of the Security Instruments or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, and the conditions set forth in Section 2 above have been met at the time Lender becomes such successor or owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Lender and Tenant upon all of the terms, covenants and conditions set forth in the Lease, and in that event. Tenant agrees to attorn to Lender and Lender agrees to accept such attornment; provided, however, that the provisions of the Security Instrument shall govern with respect to the disposition of any casualty insurance proceeds or condemnation awards and Lender shall not be (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which Lender shall become the owner of the Property, or succeeded to the rights of Landlord under the Lease, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale; (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless Lender shall be obligated under the Lease to make such repairs, and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs; (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which Lender shall become the owner of the Property or succeeded to the rights of Landlord under the Lease; (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease, except to the extent such sums are actually received by Lender; (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by Lender or (ii) such prepayment shall have been expressly approved of by Lender; (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time Lender succeeded to Landlord’s interest (i) bound by any agreement amending, modifying or terminating the lease made without Lender’s prior written consent prior to the time Lender succeeded to Landlord’s interest; or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time Lender succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.

4.	Notice to Tenant. After notice is given to Tenant and Landlord by Lender that the Landlord is in default under the Note and the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith or as provided pursuant to a Lockbox Agreement between Landlord and Lender. Tenant shall thereafter pay to Lender, or as directed by the Lender, all rents and all other monies due or to become due to Landlord under the Lease until further notice from Lender, and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby agrees that Tenant’s compliance with such notice from Lender shall not be deemed a violation of the Lease.

5.	Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending, modifying or terminating the Lease; (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof; (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof; or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender.

6.

Representations and Warranties. Tenant hereby represents and warrants to Lender that as of the date hereof (a) Tenant is the owner and holder of the Tenant’s interest under the Lease; (b) the Lease has not been modified or amended; (c) the Lease is in full force and effect and the term thereof commenced on,         20     (or is due to commence on         ), pursuant to the provisions thereof; (d) neither Tenant nor, to the best of Tenant’s knowledge, Landlord is in default under or in breach of any of the terms, covenants or provisions of the Lease, and Tenant, to the best of its knowledge, knows of no event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Tenant or Landlord under the Lease; (e) neither Tenant nor, to the best of Tenant’s knowledge, Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease; (f) all rents, additional rents and other sums currently due and payable under the Lease have been paid in full, and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof; (g) there are no offsets or defenses to the payment of the rents, additional rents or other sums due and payable under the Lease, except as expressly set forth in the Lease; (h) Tenant has no option or right of first refusal to purchase the premises demised under the Lease or any portion thereof; (i) no action, whether voluntary or otherwise, is pending against Tenant under the bankruptcy, insolvency or similar laws of the United States or any state thereof; and (j) Tenant has deposited the security deposit set forth in the Lease with Landlord.

7.	Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices of default sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender and Landlord of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such abatement shall be effective, unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within a reasonable period for remedying such default (not to exceed sixty (60) days) after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within a reasonable period after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

8.	Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery or refusal of delivery, if delivered in person, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:

Attention:

With Copy to:

Attention:

If to Lender:	Lehman Brothers Holdings Inc. 3 World Financial Center – 12th Floor New York, New York 10285 Attention:

With a copy to:	Windels Marx Lane & Mittendorf, LLP 156 West 56th Street New York, New York 10019 Attention: James J. Thomas, Esq.

With an additional copy to:

Attention:

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9.	Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant, its permitted subtenants and their respective successors and assigns.

10.	Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any nominee or designee of Lender and any person, party or entity which shall succeed to the rights of Landlord under the Lease or shall become the owner of the Property by reason of a foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Security Instrument. The term “Tenant” as used herein shall mean and include the present tenant under the Lease and its permitted successors in interest under the Lease.

11.	No Oral Modifications. This Agreement may not be modified in any manner or terminated, except by an instrument in writing executed by the parties hereto.

12.	Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the state where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the state where the Property is located.

13.	Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

14.	Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

15.	Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

16.	Transfer of Loan. Lender may sell, transfer and deliver the Note and assign the Security Instrument, this Agreement and the other documents executed in connection therewith to one or more Investors (as defined in the Security Instrument) in the secondary mortgage market. In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Security Instrument, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

17.	Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, reasonably require for the better assuring and confirming unto Lender the Property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

18.	Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation

By:
Name:
Title:

TENANT:

,
a

By:
Name:
Title:

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD:

By:
Name:
Title:

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the         day of                                 , 200    , before me personally came                     , to me known, who being by me duly sworn, did depose and say    that he has an address at 3 World Financial Center, New York, New York; that    he is the Authorized Signatory of Lehman Brothers Holdings Inc., the corporation described in and which executed the foregoing instrument; and that by order of the board of directors of said corporation         he signed h             name thereto.

Notary Public

[INSERT FORM OF TENANT NOTARY ACKNOWLEDGMENT]

EXHIBIT A

INSERT LEGAL DESCRIPTION

EXHIBIT D

UNDERGROUND TANKS

1.	(1) 6,000 gallon Underground Storage Tank containing graphite and water.

EXHIBIT E

[LETTERHEAD OF BANK]

                     , 2002

FORM OF

IRREVOCABLE LETTER OF CREDIT

Letter of Credit No.

Beneficiary:

[Name of Landlord]

c/o Kojaian Management Corporation

39400 Woodward, Suite 250

Bloomfield Hills, Michigan 48304

Gentlemen:

By order and for the account of [Name of Tenant], we hereby establish this Irrevocable Letter of Credit in your favor and authorize you to draw on us for any amount(s) up to an aggregate amount of U.S. DOLLARS [Amount Of Security Deposit] DOLLARS AND 00/CENTS (U.S. $                     ).

Drawings under this Letter of Credit must be made by your drafts on us payable at Sight. Any draft presented under this Letter of Credit must specifically refer to this Letter of Credit Number, must be in the form annexed hereto as Exhibit A, properly completed by the President or a Vice President of Kojaian Ventures-MM, Inc., which is the manager of Kojaian Ventures, L.L.C., which in turn is the managing member of Kojaian MD, L.L.C., which in turn is the sole member of [Name of Landlord] (“Landlord”), and must be accompanied by this Letter of Credit.

This Letter of Credit is transferable in its entirety (but not in part) and JPMorgan Chase Bank only is authorized to act as the transferring Bank.

We shall not recognize any transfer of this Letter of Credit until this original Letter of Credit, together with any amendment, and a signed and completed transfer form satisfactory to us is received by us and our transfer charges are paid by Bank or Certified Check.

Transfer charges are 1/4 of 1 percent of the transferred amount, minimum charge of USD150.00. Forms are attached.

The correctness of the signature and title of the person signing the transfer forms must be verified by your Bank.

In case of any transfer under this Letter of Credit, the draft and any required statement must be executed by transferee.

This Letter of Credit may not be transferred to any person with whom U.S. persons are prohibited from doing business under U.S. Foreign Assets Control Regulations or other applicable U.S. Laws and Regulations.

This Letter of Credit sets forth in full the terms of our undertaking to you, and such undertaking shall not in anyway be amended, modified or amplified by reference to any agreement or document referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any agreement or document.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation, together with delivery of the documents specified above, at our office at the above address not later than                 ,                     .

Except as expressly provided herein, this Letter of credit is subject to the Uniform customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce (Publication No. 500).

Very truly yours,

BANK

By:
Name:
Title:

EXHIBIT A

[FORM OF DRAFT]

[Date of Drawing]

Letter of Credit No.

PAY TO THE ORDER OF                                 , the sum of                          UNITED STATES DOLLARS (U.S. $             ), FOR VALUE RECEIVED. DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO.              of [BANK].

[Name of Landlord].
a Michigan limited liability company

By:	KOJAIAN MD, L.L.C.,
a Michigan limited liability company Its: Manager

	By:	KOJAIAN VENTURES, L.L.C., a Michigan limited liability company Its: Manager

		By:	KOJAIAN VENTURES-MM,
INC., a Michigan corporation Its: Manager

By:
C. Michael Kojaian Its: President

	TO:	[Bank]
[Address]